GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

August 2, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Announces NYSE Gold Major to Initiate Sampling Program on one of the Company’s Gold Prospects

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that it has now received confirmation that a NYSE listed gold company will initiate a sampling program on one of Golden Patriot’s gold prospects.  At this time the geologic work will be conducted by the major, which may lead to a full scale drill program in the future.  However, there is no guarantee that either an option or joint venture agreement will be entered into.

Mr. Brad Rudman, President of Golden Patriot states, "This is tremendously exciting news for Golden Patriot’s management and shareholders.  Having a major NYSE listed gold company initiating a preliminary program is a strong vote of confidence in the quality of the gold prospects held by the company and could lead to a major drill program in the future.  The truly exciting aspect is that the gold aspect of Golden Patriot is the secondary focus of the company with our past producing Lucky Boy Uranium Prospect being our primary focus especially now that we have received approval for a full scale drill program. Considering this was a past producing uranium mine and that uranium prices are near 30 years highs, management is very optimistic about the Lucky Boy Uranium Prospect.  This could now give Golden Patriot separate gold and uranium prospects that could both be company makers in the near future.”

Golden Patriot has recently received Government and State approval of the ‘Plan of Operations’ for a multi-hole drill program on the past producing Lucky Boy Uranium Mine in Gila County, Arizona. The Plan of Operations includes: road construction, drill pad construction as well as a multi-hole drill program for approximately 6000+ ft.. All environmental requirements have now been fulfilled. Additional work is to include more geophysics/radiometric, geological sampling and mapping, which will precede the drill program expected to take place in the third quarter of this year.

Golden Patriot has recently increased its land position on this past producing uranium mine to now include 26 BLM claims.

Golden Patriot has interests in mineral properties involving uranium and gold mining. As it stands, Golden Patriot is one of if not the smallest market capitalized company that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.